                                                                   EXHIBIT 10.32

                             GOVERNANCE AGREEMENT

                                    Between

                           AASTROM BIOSCIENCES, INC.

                                      and

                            RHONE-POULENC RORER INC.

                               TABLE OF CONTENTS

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
1.     Definitions.............................................................2

2.     First Option Period.....................................................5
2.1    Time Duration...........................................................5
2.2    First Option Payment....................................................6
2.3    First Option Period R&D Budget..........................................6
2.4    Standstill..............................................................6
2.5    Due Diligence Investigation by RPR......................................6
2.6    Election to Proceed with the Second Option Period.......................6
2.7    RPR Election to Terminate...............................................7

3.     Second Option Period....................................................7
3.1    Time Duration...........................................................7
3.2    Second Option Payment...................................................7
3.3    Second Option Period R&D Budget.........................................7
3.4    Standstill..............................................................8
3.5    Due Diligence Investigation by RPR......................................8
3.6    Election to Proceed with the Third Option Events........................8
3.7    RPR Election to Terminate...............................................8

4.     Execution of Stock Purchase Agreement; Purchase of Additional ABI
       Capital Stock...........................................................9

5.     Execution of License Agreement; Grant of License to RPR.................9

6.     Execution of Supply Agreement...........................................9

7.     Negotiation and Execution of Research and Development Collaboration
       Agreement...............................................................9

8.     Termination of Letter of Intent.........................................9

9.     Public Announcement....................................................10

10.    ABI Merger Contingency.................................................10

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
11.    Representations........................................................11
11.1   Mutual Representations.................................................11
11.2   Representations from Implementing Agreements...........................11

12.    Arbitration............................................................11
12.1   Equitable Court Remedies...............................................11

13.    Confidentiality........................................................11

14.    General Provisions.....................................................12
14.1   Independent Contractors................................................12
14.2   Consents Not Unreasonably Withheld.....................................12
14.3   Assignment.............................................................12
14.4   Binding Upon Successors and Assigns....................................12
14.5   Entire Agreement; Modification.........................................13
14.6   Applicable Law.........................................................13
14.7   Headings...............................................................13
14.8   Severability...........................................................13
14.9   No Waiver..............................................................13
14.10  Export Controls........................................................13
14.11  No Implied Licenses....................................................13
14.12  Notices................................................................14
14.13  Compliance with Laws...................................................14
14.14  Counterparts...........................................................14

IN WITNESS WHEREOF............................................................15

Exhibit A - First Option Period R & D Budget...................................i
Exhibit B - Second Option Period R & D Budget.................................ii
Exhibit C - Provisions to be Included as Part of R & D Collaboration
            Agreement........................................................iii

                              GOVERNANCE AGREEMENT

          This Governance Agreement is entered into as of September 15, 1995 (the "Effective Date") by and between Aastrom Biosciences, Inc., a Michigan corporation ("ABI"), and Rhone Poulenc Rorer Inc., a Delaware corporation ("RPR"), with respect to the following facts:

          A. RPR and ABI entered into the Letter of Intent, which included a term sheet concerning the development and sale of the CPS for Lymphoid Cell Applications. Pursuant to the Letter of Intent, RPR paid ABI $250,000 for ABI to "standstill" with respect to negotiating transactions with third parties which would be inconsistent with ABI entering into the transactions with RPR as contemplated by the Letter of Intent, with an exception for discussions directed to the sale of substantially all of ABI's assets to, or a merger of ABI with, a third party.

          B. The purpose of this Agreement is to implement, replace and supersede the Letter of Intent, effective as of the date of this Agreement.

          C. The parties have negotiated, drafted and executed certain additional agreements as contemplated by the Letter of Intent and this Agreement, consisting of:

               1.  Supply Agreement;

               2.  License Agreement

               3.  Stock Purchase Agreement; and

               4.  Arbitration Agreement (pending).

          D. This Agreement, the License Agreement and the Stock Purchase Agreement are effective as of the date hereof. Pursuant to the terms of this Agreement, prior to the end of the First Option Period, the parties will negotiate and execute the Arbitration Agreement, effective as of its execution date, and the Research and Development Collaboration Agreement. The Research and Development Collaboration Agreement together with the Supply Agreement, shall become effective only after RPR delivers the Third Option Event Notice.

          E. Pursuant to the Letter of Intent, RPR has paid to ABI $225,000 as an research and development deposit to enable ABI to initiate preliminary research and development for manufacturing the ten Manual CPS units which have been, or, prior to initiation of the First Option Period are to be, installed at AIS.

          F. RPR has conducted due diligence investigation concerning ABI, the CPS, and potential issues concerning the future development of the CPS for Lymphoid Cell Applications.

          G. The parties have negotiated and agreed upon a budget for ABI to conduct research and development for the CPS during the First Option Period, which budget is hereinafter referred to as the "First Option Period R&D Budget" and is attached hereto as Exhibit A.

          WHEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, mutually agree as follows:

1.   Definitions.  As used in this Agreement, the following terms have the
     -----------
meanings set forth below.

     "ABI" means AASTROM Biosciences, Inc., a Michigan corporation.

     "Activation Date" shall mean the date RPR delivers the Third Option Event Notice.

     "Affiliate" means any company or other legal entity in which a party holds, directly or indirectly, at least forty percent (40%) or more of (i) the capital,
(ii) the income interest in the company or other legal entity, (iii) the voting rights, or (iv) the right to elect or appoint directors.

     "AIS" means Applied Immune Sciences, a Delaware corporation, which is an Affiliate of RPR.

     "Arbitration Agreement" means the Agreement executed by ABI and RPR prior to the end of the First Option Period and governing the resolution of disputes involving the Implementing Agreements.

     "Automated CPS" means the cell production system developed by ABI as a system for growing cells ex vivo for therapeutic purposes which, in its basic format consists of Disposables and Durables, together with modifications and improvements thereof.

     "Automated CPS Package" means the deliverable items referenced in Section
2.1 hereof, consisting of three CPS incubators (beta level), one CPS processor (beta level), three machined, reusable-shell cell cassettes, one CPS monitor and 50 bioreactors and associated tubing sets.

     "Cobe Distribution Agreement" has the meaning provided in the License Agreement.

     "Confidentiality Agreement" means the Mutual Confidentiality Agreement dated January 13, 1995 between RPR, ABI, AIS and Rhone-Poulenc Rorer Pharmaceuticals Inc.

     "Confidential Information" means all confidential information, trade secrets and other proprietary information which belongs to a party and which the party keeps confidential for the business advantage of the party. Without limiting the generality of the foregoing, a party's confidential information includes the following information and items which the party endeavors to keep confidential: technology, know-how, inventions, pending patent applications, data, formula, studies, devices, materials, investigations, reports, lists of actual or potential customers, clients and vendors, financial reports and projections, marketing reports and projections, software programs, manufacturing pre-production drawings, prototypes, business plans, business records, scientific evaluations, and so forth. Notwithstanding the foregoing, "Confidential Information" does not include information which:

          (a) is publicly disclosed, except by breach of an agreement of confidentiality;

          (b) the receiving party can establish by written proof was in its possession at the time of disclosure by the owning party and was not acquired directly or indirectly from the owning party or from any third party under an agreement of confidentiality to the owning party;

          (c) the receiving party receives from a third party legally in a position to provide the receiving party with such information, provided that such information was not obtained by said third party directly or indirectly under an obligation of secrecy; or

          (d) has been independently developed by the receiving party without the aid, application or use of the owning party's Confidential Information.


     "CPS" means any system or device for substantially increasing, the number of cells, ex vivo, for human therapeutic uses, that may be configured in different component structures (such as described for the Automated CPS or the Manual CPS). For purposes of clarity, CPS does not include a system or device
(i) which provides for cell manipulation, such as for gene transfer into cells through steps, that does not grow a substantially increased number of cells, such as the Aastrom Gene Loader, or (ii) which stores cells, but which does not grow a substantially increased number of cells.

     "Disposables" means the cell growth cassette configured to be received and operated by the Automated CPS incubator and/or Automated CPS processor, and consisting of a medium supply container unit and a separate unit consisting of a cell growth chamber, a waste medium container, and a harvest container (or means for attachment of a harvest container); all such units appropriately connected as a fluid pathway and manufactured as a sterile product for the expansion of cells; each as more completely described in ABI's product specifications for the Automated CPS.

     "Durables" means the major components of the Automated CPS (other than the Disposables), including (1) the Automated CPS incubator, an instrument configured to receive and operate the Disposables; (2) the Automated CPS processor, an instrument configured to receive and operate the Disposables for medium priming, cell distribution and/or cell harvesting; and (3) the Automated CPS monitor, an instrument configured to display information to the user regarding the operational status of one or more of the Automated CPS incubators; each as more completely described in ABI's product specifications for the Automated CPS.

     "First Option Payment" means the sum of $1,500,000 payable by RPR to ABI as specified in Section 2.2 hereof.

     "First Option Period" has the meaning specified in Section 2.1 hereof.

     "First Option Period Initiation Date" has the meaning specified in Section
2.1 hereof.

     "First Option Period R&D Budget" means the budgeted funding to be provided by RPR to ABI, as specified in Section 2 hereof and Exhibit A attached hereto.

     "Implementing Agreements" means this Agreement, the License Agreement, the Supply Agreement, the Research and Development Collaboration Agreement, the Stock Purchase Agreement and the Arbitration Agreement.

     "IPO" means the first underwritten offering by ABI to the public of ABI's common stock registered under the Securities Act of 1933, as amended.

     "Letter of Intent" means the letter from RPR to ABI dated June 9, 1995, and the related Term Sheet, concerning using the CPS for Lymphoid Cell Applications.

     "License Agreement" means the agreement with that title between RPR and ABI, dated as of the date hereof.

     "Lymphoid Cell" means lymphoid stem cell (e.g., a cell capable of generating cells solely of lymphoid lineage) and any cell derived therefrom, including but not limited to the subcortical thymocyte, cortical thymocyte, medullary thymocyte, lymphocyte, B-cell, plasma cell, immunoblast, lymphoplasmacytoid cell and the NK-cell.

     "Lymphoid Cell Applications" means any production, expansion, selection or genetic manipulation, including genetic transformation, of Lymphoid Cells, provided that either the starting cell population is a lymphoid selected cell mixture or that the mature lymphoid cell production is not derived ex vivo from a pre-lymphoid cell-type (e.g., multipotent stem cell).

     "Manual CPS" means the 750 cm2 radial flow bioreactor, the tubing kit for medium conduit, a medium supply container, a waste container, and a cell harvest bag, as more completely described in ABI's product specifications for the Manual CPS.

     "Research and Development Collaboration Agreement" has the meaning provided in Section 7 hereof.

     "RPR" means Rhone-Poulenc Rorer Inc., a Delaware corporation.

     "Second Option Payment" means the sum of $2,000,000 payable by RPR to ABI as specified in Section 3.2 hereof.

     "Second Option Period" has the meaning provided in Section 3.1 hereof.

     "Second Option Period Initiation Date" has the meaning specified in Section
3.1 hereof.

     "Second Option Period R&D Budget" has the meaning provided in Section 2.6 hereof.

     "Stock Purchase Agreement" means the agreement with that title between RPR and ABI, dated as of the date hereof.

     "Supply Agreement" means the agreement with that title between RPR and ABI, dated as of the date hereof, which will become effective if RPR exercises the Third Option Event Notice.

     "Third Option Events" has the meaning provided in Section 3.6 hereof.

     "Third Option Event Notice" means the notice to be delivered by RPR to ABI in accordance with Section 3.6 hereof, pursuant to which RPR notifies ABI of its election to proceed with the Third Option Events.

2.   First Option Period.
     -------------------

2.1  Time Duration.  The First Option Period shall commence on the date (the
     -------------
"First Option Period Initiation Date") that is the later of (i) the date of this Agreement, and (ii) the delivery at AIS of 10 manually operated CPS devices (including all necessary Disposables) and shall extend until the latter of (i) the date that is six months thereafter, and (ii) the date that is three business days after ABI installs at AIS the Automated CPS Package, unless RPR otherwise elects to initiate the Second Option Period prior to the above dates.

2.2  First Option Payment.  Within ten (10) days after the First Option Period
     --------------------
Initiation Date, RPR shall pay to ABI, by wire transfer, the sum of $1,500,000 (the "First Option Payment") ; provided, however, that RPR shall not be obligated to make such payment until the Cobe Distribution Agreement has been amended as contemplated by Section 2.4 of the License Agreement. The First Option Payment shall be applied to the purchase by RPR of ABI capital stock in accordance with the terms of the Stock Purchase Agreement.

2.3  First Option Period R&D Budget. RPR hereby agrees to pay to ABI certain
     ------------------------------
funds for ABI to complete the production of the Manual CPS, and to perform related research and development of, and to produce the Automated CPS Package, in accordance with the First Option Period R&D Budget attached hereto as Exhibit
A. RPR shall make payments to ABI pursuant to said budget on a monthly basis, payable monthly in advance, in accordance with the schedule and criteria set forth in the First Option Period R&D Budget. Said monthly payments shall be made by wire transfer on or before the first day of each calendar month during the First Option Period. The first monthly installment shall be paid by RPR to ABI within ten days after the date of this Agreement; provided, however, that RPR shall not be obligated to make any payments until the Cobe Distribution Agreement has been amended as contemplated by Section 2.4 of the License Agreement. ABI hereby represents and warrants that it believes that the funds to be provided to ABI pursuant to the First Option Period R&D Budget will be adequate to accomplish the objectives set forth in such budget. ABI shall provide RPR with copies of third party invoices and other necessary explanatory documentation relating to the First Option Period R & D Budget on a monthly basis.

2.4  Standstill.  During the First Option Period, ABI shall not discuss with a
     ----------
third party any sale or license of any intellectual property or distribution, marketing, promotion or manufacturing rights owned or licensed to ABI relating to the use of any ABI device or technology for Lymphoid Cell Applications, except for discussions directly related to the sale of substantially all of the assets of ABI to, or a merger of ABI with, a third party.

2.5  Due Diligence Investigation by RPR.  During this First Option Period, RPR
     ----------------------------------
shall continue to conduct further due diligence investigation concerning ABI, the CPS, and the potential use of the CPS for Lymphoid Cell Applications. ABI shall cooperate with and assist RPR with this due diligence investigation.

2.6  Election to Proceed with the Second Option Period.  At any time prior to
     -------------------------------------------------
the expiration of the First Option Period, RPR may elect to initiate the Second Option Period, subject to and in accordance with the terms hereof, by delivering a written notice of said election to ABI (the "Second Option Notice"). RPR shall be entitled to initiate the Second Option Period only so long as RPR is (i) not in default of its obligations to fund the First Option Period R&D Budget, and (ii) not otherwise in material default of its obligations pursuant to this Agreement.

2.7    RPR Election to Terminate. At any time during the First Option Period,
       -------------------------
RPR may elect to terminate the transactions contemplated by this Agreement. Said election shall be made by RPR delivering a written notice thereof to ABI. Upon any such termination, (i) RPR shall have no obligation to provide further funds for the First Option Period R&D Budget, so long as RPR has already paid to ABI
(a) the funds specified by that budget up through the date of the termination, and (b) funds necessary to reimburse ABI for expenses reasonably incurred by it pursuant to the First Option Period R&D Budget prior to the date of termination,
(ii) the License, Supply and Governance Agreements shall terminate, (iii) the $1,500,000 First Option Payment shall be credited as payment of the purchase price for the stock of ABI, pursuant to Section 2.2 of the Stock Purchase Agreement, (iv) the Stock Purchase, Arbitration and Confidentiality Agreements shall remain in full force and effect, (v) all technology and other intellectual property rights conceived and/or developed solely by ABI shall remain the sole property of ABI, with RPR having no rights therein, and (vi) ABI shall not be obligated to refund any monies which have been paid by RPR to ABI. ABI shall provide RPR with copies of third party invoices and other necessary explanatory documentation relating to the Second Option Period R & D Budget on a monthly basis.

3.     Second Option Period.
       --------------------

3.1    Time Duration.  The Second Option Period shall commence on the date (the
       -------------
"Second Option Period Initiation Date") that is the later of (i) the date RPR delivers the Second Option Notice in accordance with the provisions of Section 2.6, and (ii) the date that is three business days after ABI installs at AIS the Automated CPS Package and shall extend for six months thereafter.

3.2    Second Option Payment.  Within ten (10) days after Second Option Period
       ---------------------
Initiation Date, RPR shall pay to ABI, by wire transfer, the sum of $2,000,000 (the "Second Option Payment"). The Second Option Payment shall be applied to the purchase of ABI capital stock in accordance with the terms of the Stock Purchase Agreement.

3.3    Second Option Period R&D Budget.  During the First Option Period, the
       -------------------------------
parties shall negotiate additional research and development work to be performed by ABI during the Second Option Period, and the payments to be made to ABI for such work. Such work and payments shall be set forth on the Second Option Period R&D Budget to be attached hereto as Exhibit B (the "Second Option Period R&D Budget"). RPR shall make payments to ABI pursuant to said budget on a monthly basis, payable monthly in advance, in accordance with the schedule and criteria set forth in the Second Option Period R&D Budget. Said monthly payments shall be made by wire transfer on or before the first day of each calendar month during the Second Option Period. The first monthly installment shall be paid by RPR to ABI within ten days after the Second Option Period Initiation Date.

3.4    Standstill.  During the Second Option Period, ABI shall not discuss with
       ----------
a third party any sale or license of any intellectual property or distribution, marketing, promotion or manufacturing rights owned or licensed to ABI relating to the use of any ABI device or technology for Lymphoid Cell Applications, except for discussions directly related to the sale of substantially all of the assets of ABI to, or a merger of ABI with, a third party.

3.5    Due Diligence Investigation by RPR.  During the Second Option Period, RPR
       ----------------------------------
shall continue to conduct further due diligence investigation concerning ABI, the CPS, and the potential use of the CPS for Lymphoid Cell Applications. ABI shall cooperate with and assist RPR with this due diligence investigation.

3.6    Election to Proceed with the Third Option Events.  At any time prior to
       ------------------------------------------------
the expiration of the Second Option Period, RPR may elect to proceed with the Third Option Events (defined below), subject to and in accordance with the terms hereof, by delivering to ABI a written notice of said election (the "Third Option Event Notice"). Upon delivery of the Third Option Event Notice, (i) the Supply Agreement and the Research and Development Collaboration Agreement shall each become effective, and (ii) RPR shall become obligated to acquire an additional $9.0 million of ABI capital stock in accordance with the terms of the Stock Purchase Agreement (collectively, the "Third Option Events"). RPR shall be entitled to proceed with the Third Option Events only so long as RPR is not then in material default under its obligations pursuant to this Agreement. Upon delivery of the Second Option Notice, RPR shall have no obligation to provide further funds for the First Option Period R&D Budget, other than (i) funds payable pursuant to that budget up through the date RPR delivers the Second Option Notice, and (ii) funds necessary to reimburse ABI for expenses reasonably incurred by it pursuant to the First Option Period R&D Budget prior to the date RPR delivers the Third Option Notice.

3.7    RPR Election to Terminate.  At any time during the Second Option Period,
       -------------------------
RPR may elect to terminate the transactions contemplated by this Agreement.
Said election shall be made (a) by RPR's delivering written notice thereof to ABI, or (b) by RPR's failing to deliver, prior to the expiration of the Second Option Period, the Third Option Event Notice. Upon any such termination, (i) RPR shall have no obligation to provide further funds for the Second Option Period R&D Budget, so long as RPR has already paid to ABI (a) the funds specified by that budget up through the date of the termination, and (b) funds necessary to reimburse ABI for expenses reasonably incurred by it pursuant to the Second Option Period R&D Budget prior to the date of termination, (ii) the License, Supply and Governance Agreements shall terminate, (iii) the First Option Payment and the Second Option Payment shall be credited as payment of the purchase price for the stock of ABI, pursuant to Section 2.2 of the Stock

Purchase Agreement, (iv) the Stock Purchase, Arbitration and Confidentiality Agreements shall remain in full force and effect, (v) all technology and other intellectual property rights conceived and/or developed solely by ABI shall remain the sole property of ABI, with RPR having no rights therein, and (vi) ABI shall not refund any monies which have been paid by RPR to ABI.

4.     Execution of Stock Purchase Agreement; Purchase of Additional ABI Capital
       -------------------------------------------------------------------------
Stock.
-----

4.1    On the date hereof, ABI and RPR shall execute the Stock Purchase
Agreement.

4.2 If RPR elects to proceed with the Third Option Events, RPR may become obligated to purchase an additional $5.0 million of ABI capital stock upon the occurrence of the IPO, all in accordance with the terms of Section 8 of the Stock Purchase Agreement.

5.     Execution of License Agreement; Grant of License to RPR.
       -------------------------------------------------------

       On the date hereof, ABI and RPR shall execute the License Agreement, pursuant to which ABI shall grant RPR a worldwide, exclusive license under certain ABI intellectual property rights to the CPS for Lymphoid Cell Applications, all in accordance with the terms and conditions of the License Agreement.

6.     Execution of Supply Agreement.  On the date hereof, ABI and RPR shall
       -----------------------------
execute the Supply Agreement, which shall become effective only upon delivery by RPR of the Third Option Event Notice.

7.     Negotiation and Execution of Research and Development Collaboration
       -------------------------------------------------------------------
Agreement.   During the First Option Period, the parties shall negotiate an
---------
agreement which specifies the terms and conditions under which ABI shall conduct on behalf of RPR research and development with respect to the use of the CPS for Lymphoid Cell Applications (the "Research and Development Collaboration Agreement"). The Research and Development Collaboration Agreement shall include the terms set forth on Exhibit C hereto and such other commercially reasonable terms as the parties shall agree upon. The Research and Development Collaboration Agreement shall become effective only upon delivery by RPR of the Third Option Event Notice.

8.     Termination of Letter of Intent.  Effective upon the execution by both
       -------------------------------
parties of this Agreement and each of the Other Implementing Agreements (except for the Research and Development Collaboration Agreement), the Letter of Intent is terminated and shall be of no further force and effect.

9.     Public Announcement.
       -------------------

       Any news release or other public announcement relating to this Agreement or any of the other Implementing Agreements, including any of the terms of any such agreement, or to the performance hereunder or thereunder, must be approved by both parties, which approval shall not be unreasonably withheld. Once the text or substance of an announcement has been so approved, it may be repeated without further approval. Any disclosure which is required by law may be made without the prior consent of the other party, although the other party shall be given prompt notice of any such legally required disclosure and an opportunity to comment on the proposed disclosure reasonably in advance to the extent feasible. Further, the disclosing party shall make diligent efforts to limit the nature and scope of any disclosure to the extent reasonably possible and to otherwise prevent the disclosure of the non-disclosing party's Confidential Information.

10.    ABI Merger Contingency.
       ----------------------

       If RPR delivers the Third Option Event Notice, and if ABI enters into a written agreement with a third party before ninety (90) days after the Activation Date evidencing ABI's intent to merge with or be acquired by the third party (except COBE BCT, Cobe Laboratories or Gambro, and except a merger or acquisition pursuant to which (i) the shareholders of ABI retain a majority ownership interest in the surviving entity, (ii) no other shareholder (other than ABI's current shareholders) will, upon consummation, own and/or have the right to acquire more than 20% of the voting securities of the surviving entity, and (iii) the senior management of ABI shall, upon consummation of the merger or acquisition, remain employed by the surviving entity in substantially similar capacities as the capacities in which such persons are employed prior to the merger or acquisition), then ABI shall give written notice thereof to RPR; and RPR shall have a right for a period of up to ninety (90) days following RPR's receipt of said notice to elect to rescind all of the Implementing Agreements, by delivering to ABI a written notice of rescission within said ninety (90) days. Within ninety (90) days following ABI's receipt of said notice of rescission, ABI shall refund to RPR all monies paid by RPR to ABI pursuant to the Letter of Intent and the Implementing Agreements (including without limitation all funds paid pursuant to the First Option Period Budget and the Second Option Period Budget), together with interest thereon accruing from the date ABI received the monies until the monies are refunded to RPR, using as the interest rate the average of the prime rate reported by the Bank of New York during the period from June 20, 1995 through the date of the payment. Upon receipt of such funds, RPR shall deliver to ABI for cancellation all certificates representing shares of ABI capital stock acquired by RPR pursuant to the Stock Purchase Agreement. ABI shall keep RPR fully informed as to the terms, status and progress of the proposed merger or sale transaction with the third party, excluding only such Confidential Information which the merger or sale party requires to be kept secret.

11.    Representations.
       ---------------

11.1   Mutual Representations.  ABI and RPR each represent to the other party
       ----------------------
that (i) it has the authority and right to enter into and perform this Agreement and the other Implementing Agreements, and (ii) its execution, delivery and performance of this Agreement and the other Implementing Agreements will not conflict in any material manner with the terms of any other agreement to which it is or becomes a party.

11.2   Representations from Implementing Agreements.  ABI and RPR each hereby
       --------------------------------------------
incorporate by reference in this Agreement the representations and warranties made by such party in the other Implementing Agreements.

12.    Arbitration.  Except as set forth in subparagraph 12.1 below, any
       -----------
controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Arbitration Agreement. If the parties cannot timely execute the Arbitration Agreement, the dispute shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA").

12.1   Equitable Court Remedies.  Each party recognizes and acknowledges that a
       ------------------------
breach by the other of any of its covenants, agreements or undertakings hereunder relating to confidentiality and non-use of confidential information and ownership and use of intellectual property will cause irreparable damage which cannot be readily remedied in damages and in an action at law, and may, in addition thereto, constitute an infringement of a party's proprietary rights, thereby entitling such party to equitable remedies and costs. Accordingly, notwithstanding the provisions of this Section 12, each party reserves the right (and the other party agrees not to contest such right) to seek injunctive relief and other equitable remedies in a court of competent jurisdiction, instead of arbitration, with respect to the enforcement by each party of such rights.

13.    Confidentiality.  ABI and RPR hereby confirm the validity of, and warrant
       ---------------
their continued compliance with, the Confidentiality Agreement, which shall continue in effect.

13.1 Additionally, each of the parties hereby agrees that during the period begin on the date hereof, and ending on the date that is five years after the last to expire or terminate of the Implementing Agreements, it will (i) maintain in confidence all Confidential Information of the other party (including without limitation all Confidential Information received or obtained as a result of either party's performance under any of the Implementing Agreements), (ii) not disclose the other party's Confidential Information without the prior written consent of such party, and (iii) will not use the other party's Confidential Information for any purpose except those permitted by the Implementing Agreements.

13.2 A party shall have the right to disclose the other party's Confidential Information to those of its directors, officers, employees and consultants to whom disclosure is necessary to enable such party's performance under the Implementing Agreements, provided that such persons have undertaken confidentiality obligations at least as strict as those undertaken in this Agreement.

13.3 In fulfilling its obligations under this Section 13, a party shall use the same level of efforts to protect from disclosure the other party's Confidential Information as it uses to protect its own most sensitive Confidential Information, which efforts shall in any event be less than reasonable efforts.

14.    General Provisions.
       ------------------

14.1   Independent Contractors.  The relationship between ABI and RPR is that of
       -----------------------
independent contractors. ABI and RPR are not joint venturers, partners, principal and agent, master and servant, or employer or employee, and they have no other relationship other than independent contracting parties. Neither party shall have any power to bind or obligate the other in any manner, other than as is expressly set forth in this Agreement.

14.2   Consents Not Unreasonably Withheld.  Whenever provision is made in this
       ----------------------------------
Agreement for either party to secure the consent or approval of the other, that consent or approval shall not be withheld unreasonably. Whenever in this Agreement provisions are made for one party to object to or disapprove a matter, except as expressly provided otherwise herein (i.e., a decision to be made in the sole discretion of the party), such objection or disapproval shall not be exercised unreasonably or delayed.

14.3   Assignment.  Neither this Agreement nor any rights granted hereunder may
       ----------
be assigned or transferred by either party, except with the prior written consent of the other party, which consent shall not be withheld unreasonably, and except in the event of an assignment by a party of all other Implementing Agreements in accordance with the terms thereof.

14.4   Binding Upon Successors and Assigns.  Subject to the limitations on
       -----------------------------------
assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and permitted assigns of the parties. Any such successor or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by such party.

14.5   Entire Agreement; Modification.  This Agreement, including the Exhibits,
       ------------------------------
and the other Implementing Agreements and the Confidentiality Agreement, set forth the entire agreements and understandings between the parties as to the subject matters set forth herein and therein. There shall be no amendments or modifications to this

Agreement or the Exhibits, except by a written document which is signed by both parties. The parties acknowledge that they are also approving the other Implementing Agreements at this time.

14.6   Applicable Law.  This Agreement shall be construed and enforced in
       --------------
accordance with the internal laws of the Commonwealth of Pennsylvania.

14.7   Headings.  The headings for each article and section in this Agreement
       --------
have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.8   Severability. If any one or more of the provisions of this Agreement is
       ------------
held to be invalid or unenforceable by the arbitration proceedings specified in
Section 12 from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

14.9   No Waiver.  Any delay in enforcing a party's rights under this Agreement
       ---------
or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.10  Export Controls.  This Agreement is made subject to any restrictions
       ---------------
concerning the export of products or technical information from the United States of America which may be imposed upon or related to ABI or RPR from time to time by the government of the United States of America. Furthermore, ABI and RPR each agree that it will not export, directly or indirectly, any technical information acquired from the other under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

14.11  No Implied Licenses.  No licenses by one party to the other are granted
       -------------------
under this Governance Agreement, including the Exhibits, by implication or estoppel.

14.12  Notices. Any notices required by this Agreement shall be in writing,
       -------
shall specifically refer to this Agreement and shall be sent by certified U.S. mail, or by express delivery service such as Federal Express or DHL, or by personal delivery, or by telefacsimile transmission, and shall be sent or delivered to the respective addresses and telefacsimile numbers set forth below unless subsequently changed by written notice to the other party:

     For ABI:            AASTROM Biosciences, Inc.
                         P.O. Box 376
                         Ann Arbor, MI 48106
                         Attention:  President
                         Fax:  (313) 665-0485

     With copy to:       T. Knox Bell
                         Gray Cary Ware & Freidenrich
                         401 B Street, Suite 1700
                         San Diego, CA 92101
                         Fax:  (619) 236-1048

     For RPR:            RPR GENCELL
                         Cell and Gene Therapy Division
                         Rhone-Poulenc Rorer Inc.
                         500 Arcola Road
                         P.O. Box 1200
                         Collegeville, PA 19426-0107
                         Attention:  President and General Counsel
                         Fax:  (610) 454-8984 and 454-3808


Notices shall be deemed delivered upon receipt at the respective party's address or telefacsimile number as set forth above.


14.13  Compliance with Laws.  Each party shall perform its obligations and
       --------------------
conduct its affairs with respect to this Agreement in compliance with all applicable laws and governmental regulations. If any permit, authorization, registration, license or other governmental approval is required in connection with the performance of this Agreement, the same shall be obtained by the party or parties as required.

14.14  Counterparts.  This Agreement may be executed in counterparts, including
       ------------
by facsimile, each of which shall be deemed to be an original, but all of which shall together constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

                                       AASTROM BIOSCIENCES, INC.


                                       By: /s/ R. Douglas Armstring
                                          -----------------------------------
                                           Name:  R. Douglas Armstrong, Ph.D.
                                           Title:  President and CEO

                                       RHONE-POULENC RORER INC.


                                       By: /s/ Thierry Soursac
                                          -----------------------------------
                                           Name:  Thierry Soursac
                                           Title: Senior Vice President,
                                                  Rhone-Poulenc Rorer, Inc.
                                                  General Manager, RPR Gencell

                   [LETTERHEAD OF AASTROM BIOSCIENCES INC.]

                                   EXHIBIT A

                                       *



                    *CONFIDENTIAL PORTION REDACTED AND FILED
                        SEPARATELY WITH THE COMMISSION

                                   EXHIBIT B

                        Second Option Period R&D Budget


                                       *



                    *CONFIDENTIAL PORTION REDACTED AND FILED
                         SEPARATELY WITH THE COMMISSION

                                   EXHIBIT C

               PROVISIONS TO BE INCLUDED AS PART OF RESEARCH AND
                      DEVELOPMENT COLLABORATION AGREEMENT


1. RPR will fund all research and development to be conducted pursuant to the Research and Development Collaboration Agreement. The scope of such research and development will be determined by RPR after consultation with ABI.

2. All inventions, discoveries and improvements developed, conceived or reduced to practice during the course of or as a result of the work to be performed pursuant to the Research and Development Collaboration Agreement ("R & D Inventions") would, to the extent such R & D Inventions were invented by ABI (such R & D Inventions being referred to herein as ABI Invented R & D Inventions), be included within the definition of ABI Technology and be part of the License. R & D Inventions which are embodied in modifications to or improved operation of the Aastrom CPS shall be the exclusive property of ABI, or be exclusively licensed to ABI, on a royalty free basis, solely for use outside the field of Lymphoid Cell Applications.

3. All R & D Inventions shall be the exclusive property of RPR, or be exclusively licensed to RPR for use in the Field, for a negotiated royalty and/or cost of goods pricing in a supply agreement, with the rights to manufacture licensed products to be apportioned among the parties in the most business sensible manner.

4. The filing, prosecution and maintenance of patent applications, as well as the prosecution of infringement proceedings, relating to R & D Inventions would be as set forth in this License Agreement.

5. It is expected that the Research and Development Collaboration Agreement will have a term of two (2) years.

6. If RPR terminates the Supply Agreement, ABI shall have non-exclusive rights, on a royalty free basis, to all R & D Inventions in which RPR has any ownership interest, to use for all purposes related directly to the CPS, including use of the CPS in the Field.